Exhibit 10.31

AMENDMENT NO. 15 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 15 TO EMPLOYMENT AGREEMENT is entered as of the 17th day of December, 2015, between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the “Company”), and BRIAN L. ROBERTS (“Employee”).

BACKGROUND

WHEREAS, the parties entered into an Employment Agreement dated as of January 1, 2005, as amended (the “Agreement”), that sets forth the terms and conditions of Employee’s employment with the Company, and

WHEREAS, the parties desire to amend the Agreement on the terms and conditions contained herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Subparagraph 5(b) of the Agreement is hereby amended to add the following year and amount thereto: “Year – 2016; Amount - $4,020,287.” Employee hereby elects January 2, 2019 as the scheduled payment date with respect to such amount, provided that Employee may elect to postpone such scheduled payment date to the extent permitted under the Company’s 2005 Deferred Compensation Plan.

2. Subparagraph 1(c) of the Agreement is hereby deleted and replaced in its entirety by the following:

“(c) (i) To the extent any Company Intellectual Property (as defined in subparagraph (iv) below) is not already owned by the Company as a matter of law or prior written assignment by Employee to the Company, Employee hereby assigns to the Company, and agrees to assign the Company in the future (to the extent required), all right, title and interest that Employee now has or acquires in the future in and to any and all Company Intellectual Property. Employee shall further cooperate with the Company in obtaining, protecting and enforcing its interests in Company Intellectual Property. Such cooperation shall be at the Company’s expense, and shall include, at the Company’s election, without limitation, signing all documents reasonably requested by the Company for patent, copyright and other Intellectual Property (as defined in subparagraph (iv) below) applications and registrations, and individual assignments thereof, and providing other reasonably requested assistance. Employee’s obligation to assist the Company in obtaining, protecting and enforcing Company Intellectual Property rights shall continue following Employee’s employment with the Company, but the Company shall be obliged to compensate Employee at a then prevailing reasonable consulting rate for any time spent and any out-of-pocket expenses incurred at the Company’s request for providing such assistance. Such compensation shall be paid irrespective of, and is not contingent upon, the substance of any testimony Employee may give or provide while assisting the Company.

(ii) Employee shall use reasonable efforts to promptly disclose to the Company, or any person(s) designated by the Company, all Intellectual Property that is created, conceived or reduced to practice by Employee, either alone or jointly with others, during the term of Employee’s employment with the Company, whether or not patentable or copyrightable or believed by Employee to be patentable or copyrightable, including without limitation any Intellectual Property (to be held in confidence by the Company) that qualifies fully as a nonassignable invention under Section 2870 of the California Labor Code (“Nonassignable IP”). If Employee contends that any such Intellectual Property qualifies as Nonassignable IP, Employee will promptly so notify the Company, and Employee agrees to cooperate fully with a review and verification process by the Company. In addition, Employee will promptly disclose to the Company (to be held in confidence) all patent applications filed by Employee or on his or her behalf within six months after termination of employment, and to cooperate fully with a review and determination by the Company as to whether such patent applications constitute or include Company Intellectual Property. Employee has reviewed the notification on Schedule 1 and agrees that Employee’s execution hereof acknowledges receipt of such notification.

(iii) In the event that the Company is unable for any reason whatsoever to secure Employee’s signature on any lawful and necessary document to apply for, execute or otherwise further prosecute or register any patent or copyright application or any other Company Intellectual Property application or registration, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute and file such lawful and necessary documents and to do all other lawfully permitted acts to further prosecute, issue and/or register patents, copyrights and any other Company Intellectual Property rights with the same legal force and effect as if executed by Employee.

(iv) To the extent any materials, including written, graphic or computer programmed materials, authored, prepared, contributed to or written by Employee, in whole or in part, during the term of employment by the Company and relating in whole or in part to the business, products, services, research or development of the Company qualify as “work made for hire,” as such term is defined and used in the copyright laws of the United States, then such materials shall be done by Employee as “work made for hire” under such law.

(v) Intellectual Property” means any and all ideas, inventions, formulae, knowhow, trade secrets, devices, designs, models, methods, techniques, processes, specifications, tooling, computer programs, software code, works of authorship, copyrighted and copyrightable works, mask works, trademarks and service marks, Internet domain names, technical and product information, patents and patent applications, and any other intellectual property rights or applications, throughout the world. “Company Intellectual Property” means any Intellectual Property created, fixed, conceived or reduced to practice, in whole or in part, by Employee, either alone or jointly with others, whether or not such Intellectual Property is patentable or copyrightable, either: (A) that relates to the Company’s current or planned businesses or is created, etc. in the performance of the Employee’s duties; (B) that is created, etc. during working hours; or (C) that is created, etc. using the Company’s information, facilities, equipment or other assets. “Company Intellectual Property” does not include Nonassignable IP.”

3. Except as modified hereby, the Agreement shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 15 as of the date first-above written.

COMCAST CORPORATION

By:	/s/ Arthur R. Block

Date:	December 17, 2015

EMPLOYEE:

/s/ Brian L. Roberts
Brian L. Roberts

Date:	December 17, 2015

SCHEDULE 1

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY Employee in accordance with Section 2872 of the California Labor Code that this Agreement does not require Employee to assign or offer to assign to the Company any invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual demonstrably anticipated research or development of the Company; or

2.	Result from any work performed by you for the Company.

To the extent a provision in this Agreement purports to require Employee to assign an invention otherwise excluded by the preceding paragraph, the provision is against the public policy of the State of California and is unenforceable therein.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

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